Exhibit 99.(a)(7)

                             U.S. Home & Garden Inc.

                                       FOR ADDITIONAL INFORMATION CONTACT:
                                                 Robert L. Kassel, President
                                                 U.S. Home & Garden Inc.
                                                 (415) 616-8111
                                                       or
                                                 Kevin McGrath
                                                 Cameron Associates
                                                 (212) 245-8800

             U.S. HOME & GARDEN ANNOUNCES EXPIRATION OF TENDER OFFER
              OF THE 9.4% CUMULATIVE TRUST PREFERRED SECURITIES OF
                           U.S. HOME & GARDEN TRUST I

     San  Francisco,  CA - January 18, 2000 - U.S.  Home & Garden Inc.  (Nasdaq:
USHG) today announced that it has terminated the tender offer, in accordance with this terms, for the outstanding 9.4% Cumulative Trust Preferred Securities of U.S. Home & Garden Trust I (Amex: UHG.Pr.A), a subsidiary of the Company. The tender offer expired at 5:00 p.m. New York City Time on January 14, 2000. There were 183,281 shares tendered pursuant to such offer, and there are now approximately 2,327,900 Trust Preferred Securities outstanding after the offer.

     U.S. Home & Garden Inc. is a leading manufacturer and marketer of a broad range of consumer lawn and garden products including weed preventative landscape fabrics, weed trimmer replacement heads, fertilizer spikes, decorative landscape edging, shade cloth and rood feeders which are sold under various recognized brand names including Weedblock(R), Jobe's(R), Weed Wizard(TM), Emerald Edge(R), Shade Fabric(TM), Ross(R), and Tensar(R). The Company markets its products through most large national home improvement and mass merchant retailers. The Company's Internet subsidiary, E*Garden, Inc. (www.egarden.com), is the first business-to-business e-commerce Web site focused on the lawn and garden industry.

     To learn more about U.S. Home & Garden Inc. business, visit its website at www.easygardener.com/ushg.


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